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NEWS RELEASE
For Immediate Release

   Sense Holdings Provides Corporate Update to Shareholders in Letter from CEO


FORT LAUDERDALE, Fla., October 1, 2007 - (PR Newswire) - SENSE Holdings, Inc. (SENSE) (OTC Bulletin Board: SEHO), a diversified holding company with operations in the U.S. and China, today provided a general corporate update after the closing of its acquisition of Big Tree Toys in China.

In a letter to shareholders, Dore Perler, CEO of Sense Holdings wrote the following:

This year has been one of great transition and activity for Sense Holdings as we shape the company for the future. We at Sense believe we have made great strides toward our goal of making the company profitable, and we continue to work diligently to make that goal a reality in 2008.

We at Sense Holdings have spent many years in an effort to develop a robust portfolio of intellectual property in biometrics and explosive detection devices. Our hard work has yielded an ongoing development project with Oakridge National Laboratories and biometric sales and service contracts with major Fortune 500 companies including Fed Ex and American Airlines. While we remain excited about our products and development work, it became clear in 2006 that we needed to focus on creating a roadmap to profitability in order to increase shareholder value and sustain our business through operations, not by continuously accessing the capital markets. Toward that end, we forged a plan to acquire revenue generating businesses and our initial research narrowed that focus to China. We retained the services of China Direct, a firm specializing in assisting companies seeking business opportunities in China, to assist us in identifying acquisition candidates that had profitable, growing operations which could thrive as part of a public company. We made several trips to China and reviewed numerous businesses in 2006 and the first half of 2007.

After extensive due diligence, Sense Holdings completed its first acquisition of a China based company in the first half of 2007. We acquired 56.08 percent of Shanghai Aohong Industry Co. Ltd. ("Aohong"), a leading distributor of chemical fluorine products throughout Asia. Aohong was established in February 2000 and is headquartered in the Huating Economic & Development Area, Jiading District in Shanghai, China. Aohong specializes in the processing, distribution, and import/export of a variety of refrigerant and coolant products used in automobiles, air conditioning systems, refrigeration units, and fire extinguishing agents. Aohong is a recognized supplier to many well known multi-national companies.

More importantly, Aohong has exhibited substantial revenue growth in recent years with audited fiscal 2006 revenues reaching $21.1 million, up from $13.8 million in fiscal 2005. In both years Aohong reported an overall net profit. We are excited to inform you that Aohong recorded revenues of $14.4 million for the first 4 months of 2007, showing continued acceleration in revenues. We believe that by working together with Aohong's experienced management team we will expand Aohong's marketing efforts to capitalize on global opportunities in the United States and Europe as the world markets continue to look for solutions in the air conditioning and refrigeration industries. Aohong offers a number of environmentally friendly solutions and will continue to shift its product offerings in this direction as the market for "green" products continues to increase.

Our continued search quickly led to a second revenue generating opportunity and in August of this year, Sense Holdings entered into an agreement to acquire 55% of Big Tree Toys, Inc, a Chinese Toy sourcing and exporting company located in Shantou, China. Big Tree Toys specializes in sourcing, quality control and logistics in the toy and entertainment related industry in China. Over 8,000 toy and entertainment related companies are headquartered in Shantou making it an ideal location for Big Tree's operations. Big Tree serves as a one stop shop for buyers, where they display a wide assortment of over 170,000 samples from numerous manufacturers at their 18,000 square foot showroom. More importantly, Big Tree's management team possesses the knowledge and relationships in sourcing, quality control monitoring and logistics to ensure customer satisfaction and safety.

The acquisition of Big Tree was for a combination of cash and stock totaling up to $1.8 million. Management sees the Big Tree operations adding $15 to $20 million in revenue in 2008. In conclusion, I would like to stress that management is confident our company is poised to reach profitability in 2008 as a result of the decisions made in 2006 and throughout 2007. We will continue to look for profitable acquisition opportunities as we expand our international staff and global sales capabilities. In light of our new business focus in China, management has begun the steps necessary to change its name to China Holdings, Inc. We believe the future of our company has never been brighter as we continue in our efforts to add revenue generating businesses in China to our biometrics and explosive detection projects. I would like to thank you once again for your support of Sense Holdings, Inc, and look forward to updating you periodically on our continued progress. If you have any questions or would like to receive additional information about your company, please feel free to call us at 954-726-1422 Ext. 101.

Safe Harbor Statement

Statements contained herein, other than historical data, may constitute forward-looking statements. When used in this document, the words "estimate," "project," "intends," "expects," "believes" and similar expressions are intended to identify forward-looking statements regarding events and financial trends which may affect the Company's future operating results and financial position. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially from those included within the forward-looking statements. These risks and uncertainties include, but are not limited to, the Company's ability to generate meaningful revenues and achieve profitable operations; its ability to obtain necessary capital; whether biometric fingerprint technology is accepted in the marketplace; whether the Company is able to develop and successfully market products incorporating MEMS technology; whether it can compete in a challenging marketplace; and whether the Company can successfully integrate its technology with other technologies to create commercially viable products. Additional risks and uncertainties are set forth in the Company's SEC filings including its Annual Report on Form 10-KSB and registration statements filed under the Securities Act of 1933, as amended.

Contact:

SENSE Holdings, Inc.,
Dore Perler
Telephone: 954-726-1422
E-Mail: dore@senseme.com;